PERFORMANCE: HISTORICAL & SIMULATED DATA 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025 90% 100% 110% 120% 130% 140% 150% 160% As of December 31, 2025 HSBC Vantage+ Performance YTD Return 1.65% 3 Year Return 6.53% 5 Year Return -5.76% 1 Year Volatility 6.30% Annualized Volatility * 5.97% * Data from Jan 2019 thru Dec 2025 calculated on a per annum percentage basis. See ”Use of simulated returns”. Source: Bloomberg and HSBC. See ”Risks relating to the index” and ”Important Informa-tion”. Vantage+ Index includes an 0.85% per annum index maintenance fee, subtracted on a daily basis. The graph and table above set forth the hypothetical back-tested performance of the Index from January 1, 2013 through December 31, 2025. The Index has only been calculated by Solactive AG since November 8, 2019. The hypothetical back-tested performance of the Index set forth in the graph and table above was calculated using the selection criteria and methodology employed to calculate the Index since its inception on November 8, 2019. KEY DRIVERS OF PERFORMANCE » Prioritizing Performing Assets - Minimizing cash in the monthly portfolio by attempting to find a 5% volatility portfolio without it, only turning to cash if unable to achieve the target volatility. » Volatility Management System - Once the porfolio is selected, the Index applies leverage to bring exposure to 6% volatility, enabling dynamic reaction to changing market conditions, and allowing for exposure greater than 100%. » Higher Equity Allocation - The Index provides greater maximum allocation to developed and emerging market equities compared to some other target volatility momentum strategies. AVERAGE MONTHLY ALLOCATION: HISTORICAL & SIMULATED May-25 Jun-25 Jul-25 12 Month Average SPY 0.00% 0.00% 0.00% 0.60% SPLV 0.81% 0.00% 0.00% 6.50% IWM 0.00% 0.00% 0.00% 0.00% QQQ 1.15% 1.88% 3.40% 2.61% EFA 0.78% 2.63% 0.56% 0.71% Developed Equities Max 60% Sub total 2.75% 4.51% 3.96% 10.42% TLT 6.78% 3.58% 4.22% 2.36% LQD 40.00% 40.00% 38.00% 38.37% HYG 15.00% 15.00% 14.25% 14.90% Developed Bonds Max 90% Sub total 61.78% 58.58% 56.47% 55.63% EEM 0.47% 1.91% 1.46% 0.54% EMB 10.00% 10.00% 9.50% 9.93% Emerging Markets Max 30% Sub total 10.47% 11.91% 10.96% 10.47% IYR 0.00% 0.00% 0.00% 0.00% Real Max 30% Assets GLD 20.00% 20.00% 18.86% 17.82% Sub total 20.00% 20.00% 18.86% 17.82% Inflation Max 5% TIP 5.00% 5.00% 4.75% 4.97% Cash if needed Cash 0.00% 0.00% 0.00% 0.00% All Vantage+ allocation data prior to November 8, 2019 is hypothetical. See ”Use of Simulated Returns”. HSBC Vantage+ Index Monthly Report December 2025

AVERAGE YEARLY ASSET CLASS ALLOCATION - HISTORICAL & SIMULATED 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025 0% 10% 20% 30% 40% 50% 60% 70% 80% 90% 100% Developed Equities Developed Bonds Emerging Markets Real Assets Inflation Cash AVERAGE YEARLY CASH ALLOCATION - HISTORICAL & SIMULATED 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025 Average Cash Allocation 0.0% 0.0% 0.0% 0.0% 0.0% 30.6% 0.0% 11.7% 15.9% 3.1% 0.0% MONTHLY PERFORMANCE - HISTORICAL & SIMULATED Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Annual 2025 1.14% 1.54% 0.75% -2.34% -0.08% 1.05% -0.36% 1.65% 2024 -0.60% -0.10% 2.62% -1.86% 1.83% 0.28% 2.07% 1.06% 1.42% -1.70% 1.71% -4.01% 2.53% 2023 1.27% -2.33% 2.42% 0.58% -2.52% 1.61% 1.40% -1.95% -3.53% -0.41% 4.06% 1.90% 2.21% 2022 -3.72% -0.66% -0.34% -3.53% -0.14% -3.02% 1.53% -2.19% -2.81% -0.01% 2.27% -0.55% -12.59% 2021 -2.06% -2.11% -0.90% 1.43% 0.77% 0.97% 1.77% 0.51% -3.64% 3.06% -1.00% 2.63% 1.21% 2020 2.53% -2.36% -1.54% 0.22% -0.12% 0.27% 0.97% 0.15% -0.64% -1.35% 3.29% 0.89% 2.19% 2019 1.56% -0.45% 1.92% -0.34% 1.53% 2.29% 0.26% 4.19% -1.55% 0.29% -0.58% 1.33% 10.81% All Vantage+ allocation data prior to November 8, 2019 is hypothetical. See ”Use of Simulated Returns”. INDEX INFORMATION Index Owner HSBC Bank plc Currency USD Volatility Target 6.0% Bloomberg Ticker HSIEVPLS Index Index Composition Up to 13 ETFs plus Cash Calculation Agent/Index Administrator Solactive AG Website vantageplus.gbm.hsbc.com HSBC Vantage+ Index Monthly Report December 2025

Risk relating to the index • Solactive AG may adjust the Index in a way that affects its level, and Solactive AG has no obligation to consider your interests. • The Index comprises notional assets. • The Index may not be successful and may not outperform any alternative strategy that might be employed in respect of the ETFs, or achieve ints target volatility. • The Index has a very limited operating history and may perform in unanticipated ways. • The Index is subject to market risks. • If the market values of the ETFs change, the level of the Index and the market value of any linked structured investment may not change in the same manner. • The Index may perform poorly during periods characterized by shor-term volatility. • The level of the Index includes the deduction of the daily SOFR interest rate and a fee. • An investment linked to the Index carries the risks associated with the Index’s momentum investment strategy. • The Index may be partially uninvested. • Correlation of performances among the ETFs may reduce the performance of the Index. • Changes in the value of the ETFs may offset each other. Please see the risk factors section of the relevant offering document for any HSBC-issued investment linked to the Index for a full description of the risks relating to the Index. Important disclaimer information This document is for information purposes only and intended to provide a general overview of the Index and does not provide the terms of any specific i ssuance o f structured investments. The material presented does not constitute and should not be construed as a recommendation to enter into a securities or derivatives transaction. Before investing in a specific structured investment, investors should carefully review the relevant disclosure documents which explain in detail the terms of the issuance as well as the risks, tax treatment and other relevant information. Investing in financial instruments linked to the Index is not equivalent to a direct investment in any part of the Index. This document contains market data from various sources other than us and our affiliates, and, accordingly, we make no representation or warranty as to the market data’s accuracy or completeness and we are not obligated to update any market data presented in this document. All information is subject to change without notice. We or our affiliated companies m ay m ake a m arket o r deal a s p rincipal in the investments mentioned in this document or in options, futures or other derivatives based thereon. HSBC USA Inc. has filed a r egistration s tatement ( including a p rospectus a nd p rospectus s upplement) w ith t he S ecurities a nd E xchange C ommission for a ny o ffering t o which this free writing prospectus may relate. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and any related o ffering. You may get these documents for f ree by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in the related offering will arrange to send you the prospectus and prospectus supplement if you request them by calling (212) 525-8010. HSBC Bank plc and Solactive AG The Index is the exclusive property of HSBC Bank plc and its affiliates which h as contracted with Solactive AG to administer, m aintain and c alculate the Index. The Index i s not endorsed by Solactive AG or its affiliates or its third party licensors. ”Calculated by Solactive AG” and its related stylized mark(s) are service marks of Solactive AG and have been licensed for use by HSBC Bank plc and its affiliates. Solactive AG shall have no liability for any errors or omissions in calculating the Index. The Index is proprietary to HSBC Bank plc. No use or publication may be made of the Index, or any of its provisions or values, without the prior written consent of HSBC Bank plc. Neither HSBC Bank plc nor its duly appointed successor, acting as index owner (the ”Index Owner”), nor Solactive AG or its duly appointed successor, acting as index administrator (”Index Administrator”) and index calculation agent (”Index Calculation Agent”), are obliged to enter into or promote transactions or investments that are linked to the Index. The Index Owner makes no express or implied representations or warranties as to (a) the advisability of purchasing or assuming any risk in connection with any transaction or investment linked to the Index, (b) the levels at which the Index stands at any particular time on any particular date, (c) the results to be obtained by any party from the use of the Index or any data included in it for the purposes of issuing any financial instruments or carrying out any financial transaction linked to the Index or (d) any other matter. Calculations may be based on information obtained from various publicly available sources. The Index Administrator and the Index Calculation Agent have relied on these sources and have not independently verified the information extracted from these sources and accept no responsibility or liability in respect thereof. Use of simulated returns The Index was launched on November 8, 2019 and therefore has limited historical performance. As a result, limited actual historical performance information is available for you to consider in making an independent investigation of the Index, which may make it difficult for you t o e valuate t he h istorical p erformance o f t he I ndex a nd m ake a n informed investment decision than would be the case if the Index had a longer trading history. Hypothetical back-tested performance prior to the launch of the Index provided in this document refers to simulated performance data created by applying the Index’s calculation methodologies to historical prices of the underlying constituents and the reference rate. In addition, because certain of the Index Constituents (SPLV, HYG, EEM, EMB, GLD, and TIP) were not in existence at the start of the back-tested period, adjustments have been made to calculate their performance prior to their inception. Such simulated performance dta has been produced by the retroactive application of a back-tested methodology in hindsight, and may give more preference towards underlying constituents that have performed well in the past. The hypothetical back-tested annualized performance and annualized volatility of the Index have inherent limitations. These performance and volatility results were achieved by means of a retroactive application of a back-tested volatility model designed with the benefit of hindsight. Hypothetical back-tested results are neither an indicator nor a guarantor of future results. The hypothetical back-tested performance of the Index prior to November 8, 2019 cannot fully reflect t he a ctual r esults t hat w ould h ave o ccurred h ad t he I ndex a ctually been calculated during that period, and should not be relied upon as an indication of the Index’s future performance. HSBC operates in various jurisdictions through its affiliates, including, but not limited to, HSBC Securities (USA) Inc., member of NYSE, FINRA and SIPC. ©2026 HSBC USA Inc. All rights reserved. All resources: Solactive, HSBC, Bloomberg, from January 1, 2003 to December 31, 2025 ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-277211 January 5, 2026 HSBC Vantage+ Index Monthly Report December 2025